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                                                            EXHIBIT 14(a)(1)(ii)




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                 Report on Management's Assertion on Compliance
              with the Minimum Servicing Standards Set Forth in the
             UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

                        Report on Independent Accountants

The Audit Committee
PNC Bank Corp.


     We have examined management's assertion, included in the accompanying report titled REPORT OF MANAGEMENT, that Midland Loan Services, Inc. (MLS), an indirectly wholly-owned subsidiary of PNC Bank Corp., complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) except for commercial loan and multifamily loan servicing, minimum servicing standards V.4 and VI.1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing during the year ended December 31, 1999. Management is responsible for MLS' compliance with those requirements. Our responsibility is to express an opinion on management assertions about MLS' compliance based on our examination.

     Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about MLS' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on MLS' compliance with specified requirements.

     In our opinion, management's assertion, that MLS complied with the aforementioned requirements during the year ended December 31, 1999, is fairly stated, in all material respects.


January 20, 2000                                           /s/ Ernst & Young LLP


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                        [Midland Loan Services Inc. Logo]




    Management's Assertion on Compliance with the Minimum Servicing Standards Set Forth in the UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

                              Report of Management

     We, as members of management of Midland Loan Services, Inc. (MLS), an indirectly wholly owned subsidiary of PNC Bank Corp. (PNCBC), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) except for commercial loan and multifamily servicing, minimum servicing standards V.4 and VI.1, which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing. We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of MLS' compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1999 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1999, MLS complied, in all material respects, with the minimum servicing standards set forth in the USAP.

     As of and for this same period, PNCBC had in effect a fidelity bond in the amount of $300,000,00 and an errors and omissions policy in the amount of $20,000,000.



                                        /s/ C.J. Sipple
                                        ----------------------------------------
                                        C. J. Sipple
                                        Executive Vice President



                                        /s/ Steven W. Smith
                                        ----------------------------------------
                                        Steven W. Smith
                                        Executive Vice President


January 20, 2000


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